Exhibit 99.1

                  National Atlantic Reports Financial
  Results for the Second Quarter and Six Months Ended June 30, 2005


    FREEHOLD, N.J.--(BUSINESS WIRE)--Aug. 10, 2005--National Atlantic Holdings Corporation (Nasdaq: NAHC), a provider of specialized property-casualty insurance products and related insurance services in New Jersey, today announced financial results for the second quarter and six months ended June 30, 2005. Net income was $1.57 million or $0.15 per share (diluted), in the second quarter of 2005 compared with $6.17 million, or $1.10 per share (diluted), in the same period for 2004. For the six months ended June 30, 2005, net income was $5.94 million or $0.77 per share (diluted), compared with $9.14 million or $1.63 per share (diluted) for the six months ended June 30, 2004.
    Included in the second quarter results is a write-off associated with the Ohio Casualty replacement carrier transaction. The effect of the write-off on net income (pre-tax) in the second quarter was $0.5 million or $0.07 per share.
    Total revenues were $45.2 million in the second quarter ended June 30, 2005, compared with $51.8 million in the same period for 2004. For the six months ended June 30, 2005, total revenues were $95.5 million, compared with $99.2 million for the six months ended June 30, 2004.
    No replacement carrier revenue was reported in the first two quarters of fiscal 2005, as the revenue recognition process for the Sentry Insurance and Met P&C transactions was completed in 2004. Revenues in the first six months of 2004, however, included $11.3 million in replacement carrier revenue from these transactions. The absence of replacement carrier transaction revenue contributed to the lower revenues and net income for the second quarter and six months ended June 30, 2005, as compared to the same periods in 2004.
    "We are pleased with the growth in written premiums during the quarter. Now that our capital base has improved following our April 2005 IPO, we believe we are well positioned for the future," said James V. Gorman, Chief Executive Officer. "On June 13th of this year, we held a 'kick-off' meeting with our partner agents to inform them that there are no limits on the amount of business they are permitted to write with our insurance company subsidiary, Proformance."
    Direct written premiums for the three months ended June 30, 2005 increased by $8.8 million, or 16.3%, to $62.8 million from $54.0 million in the comparable 2004 period. Direct written premiums for the six months ended June 30, 2005 increased by $22.6 million, or 22.5%, to $123.1 million from $100.5 million in the comparable 2004 period. The increase is due to the conversion of the Company's personal lines business from six-month policies to twelve-month policies. New business generated by partner agents was $6.5 million, offset by attrition of $2.0 million of existing business as well as a reduction of $13.2 million of replacement carrier business, as the Company continues the re-underwriting process in an effort to achieve the desired retention of the business associated with those transactions.
    Net written premiums for the three months ended June 30, 2005 increased by $2.8 million, or 4.9%, to $59.7 million from $56.9 million in the comparable 2004 period. Net written premiums for the six months ended June 30, 2005 increased by $15.4 million, or 15.2%, to $116.4 million from $101.0 million in the comparable 2004 period. The increase was due to the increase in direct written premiums for the same periods.
    Net earned premiums for the three months ended June 30, 2005 decreased by $1.9 million, or 4.3%, to $41.8 million from $43.7 million in the comparable 2004 period. Net earned premiums for the six months ended June 30, 2005 increased by $6.3 million, or 7.6%, to $89.1 million from $82.8 million in the comparable 2004 period. For the three months ended June 30, 2005 the decrease in net earned premium for the period is due to the impact of the re-underwriting process in a continuing effort to achieve the desired retention of the business associated with the replacement carrier business.
    Investment income for the three months ended June 30, 2005 increased by $1.3 million, or 72.2%, to $3.1 million from $1.8 million in the comparable 2004 period. Investment income for the six months ended June 30, 2005 increased by $2.4 million, or 80.0%, to $5.4 million from $3.0 million in the comparable 2004 period. The increase was due primarily to an increase in invested assets to $295.7 million at June 30, 2005 from $195.5 million at June 30, 2004. The increase in invested assets was primarily due to the capital raised in connection with our initial public offering completed in April as well as the increase in net written premiums during the period.
    Losses and loss adjustment expenses for the three months ended June 30, 2005 decreased by $3.9 million, or 10.8%, to $32.1 million from $36.0 million in the comparable 2004 period. Loss and loss adjustment expenses for the six months ended June 30, 2005 decreased by $0.7 million, or 1.1%, to $64.9 million from $65.6 million in the comparable 2004 period. For the six months ended June 30, 2005, the Company increased reserves for prior years by $2.9 million. This increase was due to increases in severity for personal injury protection (no-fault) losses, increases in commercial auto liability projected loss ratios for accident years 2002-2004 and development on a specific excess of loss claim in our other liability line of business for the 2002 accident year. This development was partially offset by continued favorable trends in loss development for personal auto liability for the 2004 and 2005 accident years as reported claims frequency has dropped significantly and the Company has reduced its projected loss ratios in recognition of this trend. For the year ended December 31, 2004, the Company reduced reserves for prior years by $672,000 due to the fact that our actual loss experience observed during the period, especially during the fourth quarter of 2004, was slightly lower than expected due to a reduction in the frequency of claims reported during the fourth quarter of 2004.
    In the quarter ended June 30, 2005, the Company wrote off $696,000 (pre-tax) in bad debt expense associated with the Ohio Casualty replacement carrier transaction, which the Company entered into in 2001. Ohio Casualty contested the $4.35 million that National Atlantic said it was owed in connection with the requirement that a premium-to-surplus ratio of 2.5 to 1 be maintained on the Ohio Casualty renewal business. On June 27, 2005, National Atlantic received $3.65 million from Ohio Casualty, or $696,000 less than the amount the Company had recorded as a receivable in our first quarter. The difference came as a result of a dispute between the Company and OCIC Ohio regarding $292,000 of NJAIRE assessments and approximately $404,000 of agents' commission expenses included in the underlying calculation.
    "It is important to note that the underlying reason for this write-off is the fact that the Ohio Casualty book of business has performed better than projected," Mr. Gorman said. "Overall, we view the transaction as very successful," he said.
    Looking forward to the third quarter of 2005, the Company is likely to recognize compensation expense for options granted to the former Vice Chairman and three other officers and directors for the three months ended September 30, 2005. These charges would be related to the extension of the expiration date of certain share options, which is pending shareholder approval at the Company's annual meeting of shareholders in September of 2005. The compensation charge will be determined based upon the difference between the strike price of the options issued to these individuals and the closing price of the Company's stock on the date that shareholder approval is received, multiplied by the number of options. The strike price of the options issued to our former Vice Chairman range between $0.98 and $2.89 per share and the options issued to the three other officers and directors have a strike price of $1.21 per share.
    "We believe that we have extensive knowledge of the New Jersey operating environment and have great confidence in our business model, which requires the partner agents who market our products to retain an ownership stake in the Company," Mr. Gorman said. "Our growth in the past few years has been significant, with direct written premiums increasing from $43.6 million in 2000 to $207.4 million in 2004. Going forward, our primary objective is to increase our return on equity to shareholders," he said.
    The Company will host a conference call tomorrow, August 11, 2005, at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 1-800-884-5695 (U.S. callers) or 1-617-786-2960
(international callers). Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call, using the passcode 13103834.
    The teleconference will be recorded and a replay will be available from 12 noon ET on August 11, 2005 until 11:59 a.m. ET on August 25, 2005. To access the replay by telephone, dial 1-888-286-8010 (U.S. callers) or 1-617-801-6888 (international callers) and specify passcode 18090044. The teleconference will also be archived on the Investor Relations section of NAHC's website at http://www.national-atlantic.com for the same period of time.

    About NAHC:

    NAHC, through its operating subsidiaries, is a provider of specialized property-casualty insurance products and related insurance services to New Jersey individuals, families and businesses. NAHC distributes many of its insurance products via its Proformance Insurance subsidiary exclusively through licensed independent agents, many of whom have an equity participation in NAHC's common stock and are referred to as "Partner Agents."

    Safe Harbor Statement Regarding Forward-Looking Statements

    Management believes certain statements in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. These uncertainties and risks include, but are not limited to, economic, regulatory or competitive conditions in the private passenger automobile insurance carrier industry; regulatory, economic, demographic, competitive and weather conditions in the New Jersey market; significant weather-related or other natural or man-made disasters over which we have no control; the effectiveness of our efforts to manage and develop our subsidiaries; our ability to attract and retain independent agents; our ability to maintain our A.M. Best rating; the adequacy of the our reserves for unpaid losses and loss adjustment expenses; our ability to maintain an effective system of internal controls over financial reporting; market fluctuations and changes in interest rates; the ability of our subsidiaries to dividend funds to us; and our ability to obtain additional capital in the future. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.


        NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                   (in thousands, except share data)

                                       (Unaudited)  (Unaudited)
                                         June 30,   December 31,

                                       ------------ ------------

                                          2005         2004

                                       ------------ ------------
Investments: (Note 3)
    Fixed maturities available-for-sale
     (amortized cost at June 30, 2005
     and December 31, 2004 was $258,696
     and $210,636, respectively)          $260,143     $210,830

    Short-term investments (cost at
     June 30, 2005 and December 31,
     2004, was $14,457 and $13,820,
     respectively)                          14,457       13,820

    Equity securities (cost at June 30,
     2005 and December 31, 2004 was
     $21,919 and $12,719, respectively)     21,065       12,801

                                       ------------ ------------

           Total investments               295,665      237,451
Cash and cash equivalents                   35,397       15,542
Accrued investment income                    3,212        2,085
Premiums receivable                         61,964       31,185
Reinsurance recoverable on paid and
 unpaid losses                              38,392       34,677
Prepaid reinsurance                          2,102          467
Receivable from Ohio Casualty, a
 related party                                   -        4,350
Receivable from Sentry                           -        1,250
Deferred acquisition costs                  14,219       10,872
Property and equipment - Net                 2,625        2,021
Other assets                                 7,352        7,272    80

                                       ------------ ------------

Total assets                              $460,928     $347,172

                                       ------------ ------------

Liabilities and Stockholders' Equity:

Liabilities:
Unpaid losses and loss adjustment
 expenses                                 $200,663     $184,283
Unearned premiums                           93,135       64,170
Accounts payable and accrued expenses        2,582        2,900
Reinsurance payable                          1,615        4,621
Deferred income taxes                       11,096       11,995
Federal income taxes payable                 2,055        1,512
State income taxes payable                     106           89
Other liabilities                           13,250        9,763 3,487

                                       ------------ ------------

              Total liabilities            324,502      279,333

                                       ------------ ------------

Stockholders' equity:
Common stock, Class A, no par value
 (4,300,000 shares authorized; 0 and
 2,747,743 shares issued as of June 30,
 2005 and 2004)                                  -        3,002
Common stock, Class B, no par value
 (4,300,000 shares authorized; 0 and
 2,194,247 shares issued as of June 30,
 2005 and 2004)                                  -       28,738
Common Stock, $0.01 par value
 (50,000,000 shares authorized;
 10,926,990, and 0 shares issued as of
 June 30, 2005 and 2004)                    94,179            -
Retained earnings                           41,855       35,917
Accumulated other comprehensive income         392          182

                                       ------------ ------------

           Total stockholders' equity      136,426       67,839

                                       ------------ ------------

Total liabilities and stockholders'
 equity                                   $460,928     $347,172

                                       ------------ ------------

The accompanying notes are an integral
 part of the consolidated financial
 statements.

        NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
            (in thousands, except earnings per share data)

                        Three Months ended        Six Months ended
                             June 30,                 June 30,

                      ----------- -----------  ----------- -----------

                      (unaudited) (unaudited)  (unaudited) (unaudited)
                         2005        2004         2005        2004

                      ----------- -----------  ----------- -----------

Revenue:
  Net premiums earned    $41,739     $43,655      $89,109     $82,793
  Net investment
   income                  3,068       1,808        5,350       2,992
  Realized gains
   (losses) on
   investments - net         (16)        397          376       1,074
  Replacement carrier
   revenue from
   related party               -       4,485            -       9,530
  Replacement carrier
   revenue from
   Sentry                      -         875            -       1,750
  Other income               427         604          713       1,053

                      ----------- -----------  ----------- -----------

    Total revenue         45,218      51,824       95,548      99,192

                      ----------- -----------  ----------- -----------

Costs and Expenses:
  Loss and loss
   adjustment expenses
   incurred               32,056      35,990       64,883      65,613
  Acquisition
   expenses                9,506       7,137       19,447      16,815
  Other operating and
   general expenses        1,340        (489)       2,442       3,050

                      ----------- -----------  ----------- -----------

    Total costs and
     expenses             42,902      42,638       86,772      85,478

                      ----------- -----------  ----------- -----------

Income (loss) before
 income taxes              2,316       9,186        8,776      13,714
Provision (benefit)
 for income taxes            751       3,018        2,838       4,575

                      ----------- -----------  ----------- -----------

Net Income (Loss)         $1,565      $6,168       $5,938      $9,139

                      ----------- -----------  ----------- -----------

Net income (loss) per
 share Common Stock -
 Basic                     $0.16       $1.25        $0.81       $1.85
Net income (loss) per
 share Common Stock -
 Diluted                   $0.15       $1.10        $0.77       $1.63

Proformance Insurance Company
Direct Loss Ratio Comparison

                    --------------------------------------------------
                    Direct Premiums   Direct Losses     Direct Loss
                         Earned          Incurred        Percentage
                    YTD - 06/30/2005 YTD - 06/30/2005 YTD - 06/30/2005
----------------------------------------------------------------------

Line of Business

Homeowners                 8,071,388        5,754,336           71.29%
Inland Marine                217,288            5,000            2.30%
Other Liability -
 Occurrence                1,252,403        2,179,000          173.99%
Other Liability -
 Claims Made                  96,250                0            0.00%
Private Passenger
 Auto Liability           46,101,227       34,735,231           75.35%
Commercial Auto
 Liability                 6,550,580        5,740,620           87.64%
Auto Physical Damage      31,630,519       10,481,869           33.14%
                          ----------       ----------           ------

                          93,919,655       58,896,056           62.71%

----------------------------------------------------------------------

                    --------------------------------------------------
                    Direct Premiums   Direct Losses     Direct Loss
                         Earned          Incurred        Percentage
                    YTD - 06/30/2004 YTD - 06/30/2004 YTD - 06/30/2004
----------------------------------------------------------------------

Line of Business

Homeowners                 5,245,038        4,550,096           86.75%
Inland Marine                      0                0            0.00%
Other Liability -
 Occurrence                1,570,425          356,800           22.72%
Other Liability -
 Claims Made                  88,228                0            0.00%
Private Passenger
 Auto Liability           44,610,983       34,327,251           76.95%
Commercial Auto
 Liability                 5,718,241        5,002,251           87.48%
Auto Physical Damage      32,701,312       11,150,158           34.10%
                          ----------       ----------           ------

                          89,934,227       55,386,556           61.59%

----------------------------------------------------------------------

                    --------------------------------------------------
                            Direct Premiums Direct Losses Direct Loss
                                Earned        Incurred    Percentage
                             Qtr ending -   Qtr ending -  Qtr ending -
                               6/30/2005     06/30/2005    06/30/2005
----------------------------------------------------------------------

Line of Business

Homeowners                     4,149,536      2,134,218         51.43%
Inland Marine                    144,857          2,700          1.86%
Other Liability -
 Occurrence                      763,194      2,149,780        281.68%
Other Liability -
 Claims Made                      48,125              0          0.00%
Private Passenger
 Auto Liability               22,140,850     17,339,254         78.31%
Commercial Auto
 Liability                     3,328,029      2,992,560         89.92%
Auto Physical Damage          15,066,008      4,596,996         30.51%
                              ----------      ---------         ------

                              45,640,599     29,215,508         64.01%

----------------------------------------------------------------------

                    --------------------------------------------------
                            Direct Premiums Direct Losses Direct Loss
                                Earned        Incurred    Percentage
                             Qtr ending -   Qtr ending -  Qtr ending -
                               6/30/2004     06/30/2004    06/30/2004
----------------------------------------------------------------------

Line of Business

Homeowners                     2,781,526      3,101,468        111.50%
Inland Marine                          0              0          0.00%
Other Liability -
 Occurrence                      756,238        143,500         18.98%
Other Liability -
 Claims Made                      48,124              0          0.00%
Private Passenger
 Auto Liability               24,278,946     21,551,925         88.77%
Commercial Auto
 Liability                     2,835,257      2,702,362         95.31%
Auto Physical Damage          17,259,897      6,116,636         35.44%
                              ----------      ---------         ------

                              47,959,988     33,615,891         70.09%

----------------------------------------------------------------------


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    CONTACT: National Atlantic Holdings Corporation
             Frank J. Prudente, 732-665-1145
             investorrelations@national-atlantic.com